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                                  Exhibit 10.44

                        SECOND AMENDED AND RESTATED NOTE

$33,464,579.52                                                   July 31, 2001


                  WHEREAS, CDC Mortgage Capital Inc. is the owner and holder of the note described on EXHIBIT A attached hereto (the "EXISTING NOTE");

                  WHEREAS, prior to the date hereof, each of Nebraska Crossing Factory Shops, L.L.C. and Indiana Factory Shops, L.L.C., each a maker of the Existing Note, have previously been released from each of their obligations under the Existing Note;

                  WHEREAS, on the date hereof, CDC Mortgage Capital Inc., as lender, has made an additional advance to Third Horizon Group Limited Partnership, as borrower, in an amount equal to $656,168.23.

                  WHEREAS, as of the date hereof, the aggregate outstanding principal amount of the Existing Note is $33,464,579.52;

                  WHEREAS, CDC Mortgage Capital Inc., as lender, and Third Horizon Group Limited Partnership, as borrower, wish to amend and restate the indebtedness evidenced by the Existing Note.

                  NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Note is hereby amended and restated in its entirety to read as follows (the Existing Note, as so amended and restated being hereinafter referred to as this "NOTE"):

                  FOR VALUE RECEIVED, Third Horizon Group Limited Partnership, a Delaware limited partnership, having an address at 5000 Hakes Drive, Norton Shores, Michigan 49441 ("MAKER"), promises to pay to the order of CDC MORTGAGE CAPITAL INC., a New York corporation, at its principal place of business at 9 West 57th Street, New York, New York 10019 (together with its successors and assigns "PAYEE"), or at such place as the holder hereof may from time to time designate in writing, the principal sum of THIRTY THREE MILLION FOUR HUNDRED AND SIXTY-FOUR THOUSAND FIVE HUNDRED AND SEVENTY-NINE AND 52/100 DOLLARS ($33,464,579.52) (the "PRINCIPAL") in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the Interest Rate, in installments as hereinafter provided.

         1. DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the meanings given in that certain Loan Agreement dated as of June 15, 1998 between Maker, Nebraska Crossing Factory Shops, L.L.C. ("NEBRASKA LLC"), Indiana Factory Shops, L.L.C.

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("INDIANA LLC") and Nomura Asset Capital Corporation ("NACC"), as amended by that certain First Amendment to Loan Agreement dated as of June ___, 1999 among Borrower, Nebraska LLC, Indiana LLC and LaSalle Bank National Association, as trustee for CDC Depositor Trust ST-I (formerly known as Nomura Depositor Trust ST-I), Commercial Mortgage Pass-Through Certificates, Series 1998 - ST-I ("LASALLE") (the predecessor in interest to Payee), and as further amended by that certain Second Amendment to Loan Agreement and Settlement Agreement dated as of the dated hereof by Maker, Horizon Group Properties, Inc., Horizon Group Properties, L.P. and Payee (as so amended, the "LOAN AGREEMENT"). The following terms have the meanings set forth below:

                  "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday, or other day on which national banks are either required or permitted to not be open for business in the State of New York and Illinois.

                  "DETERMINATION DATE" shall mean, with respect to each Interest Period, the date which is two Eurodollar Business Days before the commencement of such Interest Period.

                  "DOLLARS" and "$" shall mean dollars in lawful money of the United States of America.

                  "EURODOLLAR BUSINESS DAY" shall mean a Business Day on which banks in the City of London, England, are open for interbank or foreign exchange transactions.

                  "INTEREST PERIOD" shall mean (i) the period from July 11, 2001 through August 10, 2001 and (ii) each period thereafter from the 11th day of each calendar month through the 10th day of each calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

                  "INTEREST RATE" shall mean for each Interest Period commencing with the Interest Period which commenced on July 11, 2001, the per annum rate of 3.95% plus the greater of (i) LIBOR for such Interest Period and (ii) 4.10% (or, when applicable pursuant to this Note or any other Loan Document, the Default Rate).

                  "LIBOR" shall mean with respect to each Interest Period, the rate (expressed as a percentage per annum) for deposits in Dollars for a one-month period that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m. London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London time, on such Determination Date, Payee shall request the principal London Office of any four major reference banks in the London interbank market selected by Payee to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for amounts

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approximately equal to the principal balance of this Note. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Payee shall request any three major banks in New York City selected by Payee to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts approximately equal to the principal balance of this Note. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two rates are so provided, then LIBOR for the applicable Interest Period shall be LIBOR that was in effect for the next preceding Interest Period. LIBOR shall be determined in accordance with this section by Payee or its agent.

                  "MATURITY DATE" shall mean the date on which the final payment of principal of this Note becomes due and payable, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

                  "PAYMENT DATE" shall mean the 11th day of each calendar month or, if such day is not a Business Day, the first Business Day thereafter. The first Payment Date hereunder shall be August 11, 2001.

                  "STATED MATURITY DATE" shall mean July 11, 2002.

         2. LOAN DOCUMENTS. This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith (the "LOAN") and is executed pursuant to the terms and conditions of the Loan Agreement. This
Note is secured by, among other things, (a) the Mortgages, (b) the Assignments of Agreements, (c) the Assignments of Leases and (d) the other Loan Documents. Reference is made to the Mortgages, Assignments of Agreements, Assignments of Leases and the other Loan Documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security, the terms and conditions upon which this Note is secured and the rights and duties of the holder of this Note. The holder of this Note is entitled to the benefits of the Mortgages, Assignments of Agreements, Assignments of Leases and the other Loan Documents and may enforce the agreements contained therein and exercise the remedies provided therein or otherwise in respect thereof, all in accordance with the terms thereof. No reference herein to any of the Mortgages, Assignments of Agreements, Assignments of Leases and the other Loan Documents and no other provision of this Note or of any of the Mortgages, Assignments of Agreements, Assignments of Leases and the other Loan Documents shall alter or impair the obligation of Maker, which is absolute and unconditional, to pay the principal of and interest on this Note at the time and place and at the rates and in the monies and funds described herein. All of the agreements, conditions, covenants, provisions and stipulations contained in the Mortgages, Assignments of Agreements, Assignments of Leases and the other Loan Documents which are to be kept and performed by Maker are by this reference hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth in this Note, and Maker covenants and agrees to keep and perform the same, or cause the same to be kept and performed, in accordance with their terms.

         3.       PAYMENTS OF PRINCIPAL AND INTEREST.

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                  A. On August 11, 2001 (which shall be the first Payment
Date hereunder) and each Payment Date thereafter through and including the Maturity Date, Maker shall pay (1) interest, calculated at the Interest Rate, on the unpaid principal balance of this Note which has accrued through the last day of the Interest Period immediately preceding such Payment Date, and
(2) a payment of principal in the amount of $225,000.00. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year and from and including the first date of the applicable Interest Period to, but not including (i) the date on which the next Interest Period commences or (ii) the date of repayment, as the case may be.

                  B. All sums payable to Payee hereunder shall be payable in Dollars in immediately available funds without deduction, set-off or counterclaim in the manner set forth in the Loan Agreement.

                  C. If by reason of a change occurring after the date hereof in any laws or regulations of the United States of America or the State in which any Property is located, Maker is required by any such laws or regulations to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Payee or any franchise tax imposed on Payee), duties or other charges from any payment due hereunder, the sum due from Maker in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Payee receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. Maker shall promptly deliver to Payee receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

                  D. Unless sooner prepaid, at the Maturity Date, the remaining portion of the outstanding principal balance, together with accrued interest and any other sums required to be paid by Maker hereunder or under the Loan Documents, shall be due and payable.

         4. LATE PAYMENT CHARGE. If any sum payable under this Note is not paid on the date on which it is due, Maker shall pay to Payee upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray a portion of the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment. If the day when any payment required under this Note is due is not a Business Day, then payment shall be due on the first Business Day thereafter.

         5. DEBT. The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under the Loan Documents (all such sums hereinafter collectively referred to as the "DEBT"), or any portion thereof, shall without notice become immediately due and payable at the option of Payee if any payment required in this Note is not paid on the date on which it is due or upon the happening of any other Event of Default. In the event that it should become necessary to employ counsel to collect or enforce the Debt or to protect or foreclose the security therefor, Maker also shall pay on demand all costs of collection incurred by Payee, including attorneys' fees and costs incurred for the services of counsel whether or not suit be brought.

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         6.       DEFAULT RATE. Maker does hereby agree that upon the
occurrence and during the continuance of an Event of Default, Payee shall be entitled to receive and Maker shall pay to Payee interest on the entire unpaid principal sum and any other amounts due at a rate per annum (the "DEFAULT RATE") equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) the rate otherwise applicable hereunder plus five percent (5%). Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). Interest at the Default Rate shall be added to the Debt and shall be secured by the Mortgages. This paragraph, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default. Maker acknowledges that an Event of Default occurred on July 11, 2001 and that as a result, Interest shall accrue at the Default Rate from such date until the date hereof.

         7. PREPAYMENT. This Note may be prepaid at any time upon fifteen (15) days notice. If any such prepayment is not made on a Payment Date, Borrower shall also pay interest that would have accrued on such prepaid Principal to but not including the next Payment Date.

         8. COMPLIANCE WITH USURY LAWS. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Payee's exercise of the option to accelerate the Maturity Date, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Payee's express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and all other Debt and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

         9. AMENDMENTS. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any

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modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the words "PAYEE" and "MAKER" shall include their respective successors, assigns, heirs, executors and administrators.

         10. WAIVER. Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration. No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who may become liable under the Loan Documents for the payment of all or any part of the Debt.

         11. CUMULATIVE REMEDIES. The remedies of the holder hereof as provided in this Note or in any of the Mortgages, Assignments of Agreements, Assignments of Leases or other Loan Documents shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of the holder hereof, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. Nothing herein contained shall be construed as limiting the holder of this Note to the remedies mentioned above.

         12. DUE AUTHORITY AND EXECUTION. Maker (and the undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Loan Agreement, the Mortgages and the other Loan Documents and that this Note, the Loan Agreement, the Mortgages and the other Loan Documents constitute valid and binding obligations of Maker.

         13. NOTICES. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

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         14.      WAIVER OF JURY TRIAL. MAKER AND PAYEE HEREBY AGREES NOT
TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER AND PAYEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. MAKER AND PAYEE ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY MAKER.

         15. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAWS) AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

         16. SECOND AMENDMENT AND RESTATEMENT. This Note amends and restates the terms of the Existing Note in its entirety. While this Note amends and restates the Existing Note, this Note is not given in payment or satisfaction of the Existing Note and does not extinguish the indebtedness represented thereby, but rather, the indebtedness represented thereby is now evidenced by the terms of this Note. In the event of a conflict between the terms of this Note and the terms of the Existing Note, the terms of this Note shall control.

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Executed as of the date first written above.

                MAKER:

                THIRD HORIZON GROUP LIMITED PARTNERSHIP, an Delaware limited partnership

                By: Third HGI, L.L.C., a Delaware limited liability company its general partner

                        By: Horizon Group Properties, L.P., a Delaware limited partnership, its managing member

                                By:    Horizon Group Properties, Inc., a
                                       Maryland corporation, its general partner

                                       By:     _______________________________
                                                 Name:
                                                 Title:

                PAYEE:

                CDC MORTGAGE CAPITAL INC.

                By:     ________________________________
                        Name:
                        Title:

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                                    EXHIBIT A

                                  EXISTING NOTE

That certain Note dated as of June 15, 1998 in the original principal amount of $108,205,000 (the "NOTE") made by Maker, Nebraska L.L.C. and Indiana L.L.C., jointly and severally (collectively, "BORROWER"), payable to NACC, which Note (1) was amended and restated by that certain Amended and Restated Note dated as of June 15, 1998 made by Borrower payable to NACC, (2) was then assigned by NACC to The Capital Company of America LLC ("CCA"), (3) was then assigned by CCA to LaSalle and (4) was then assigned by LaSalle to Payee.

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